Exhibit 10(k)

EXECUTION VERSION

GUARANTY

THIS GUARANTY OF PAYMENT (as amended, modified and restated from time to time, the “Guaranty”) is made and entered into as of the 12th day of May, 2005, by J.L. Halsey Corporation, a Delaware corporation (the “Guarantor”), in favor of The John Buckman and Jan Hanford Trust (“Payee”):

W I T N E S S E T H:

WHEREAS, Commodore Resources, Inc., a Delaware corporation (“Maker”), has entered into that certain Stock Purchase Agreement dated as of May 6, 2005 (the “Agreement”) whereby Maker is acquiring all of the issued and outstanding shares of capital stock of Lyris Technologies, Inc., a Delaware corporation (the “Company”) from Payee;

WHEREAS, Guarantor directly or indirectly owns equity interests in Maker and will obtain certain direct and indirect benefits from the Agreement and the transactions related thereto;

WHEREAS, the Agreement contemplates that a portion of the purchase consideration under the Agreement will be paid pursuant to the terms of a Promissory Note dated the date hereof (said Promissory Note, together with any amendments, modifications, supplements, renewals, extensions and restatements thereto or thereof, being hereinafter collectively referred to as the “Promissory Note”), pursuant to which Maker promises to pay the principal sum of $5,600,000, subject to the terms of the Promissory Note (the “Note Amount”); and

WHEREAS, concurrently with the execution and delivery hereof and as a material inducement to Payee’s execution of the Agreement, Guarantor has agreed to execute and deliver this Guaranty.

NOW, THEREFORE, Guarantor does hereby covenant and agree with Payee as follows:

ARTICLE 1
COVENANTS, AGREEMENTS AND REPRESENTATIONS

Section 1.1                                   Guaranteed Obligations.  Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Payee, subject to the terms and provisions of Section 2.10, the full and prompt payment of (a) the Note Amount when and as the same shall become due under the terms of the Promissory Note, together with all accrued and unpaid interest thereon under the terms of the Promissory Note, (b) the Cash Purchase Price (as defined in the Agreement) when due pursuant to the terms of the Agreement and (c) any amounts payable by Maker pursuant to Article 11 of the Agreement when due and payable by Maker pursuant to Article 11 of the Agreement (collectively, the “Guaranteed Obligations”); provided that, until a period of 30 days after any Guaranteed Obligation becomes due and payable has elapsed, Payee shall refrain from making demand upon Guarantor for payment of such Guaranteed Obligation; provided, further, that, during such 30 day period, Payee shall exercise commercially reasonable efforts to pursue and collect the Guaranteed Obligation from the Maker.  If at the end of such 30 day period, any of such Guaranteed Obligation remains uncollected, Guarantor shall promptly pay the uncollected amount due thereon to Payee upon demand.

Section 1.2                                   Absolute, Unconditional Guaranty.  The Guaranteed Obligations shall remain in full force and effect until the earliest to occur of:  (i) the Note Amount having been fully and indefeasibly repaid in full with applicable interest; (ii) Guarantor having fully and indefeasibly paid in full or otherwise satisfied the Guaranteed Obligations; or (iii) the Note Amount having been reduced to zero pursuant to the terms of the Note; at which time, on such earlier to occur date, this Guaranty shall terminate.

Section 1.3                                   Representations and Warranties.  Guarantor hereby represents and warrants as follows:

(a)                                  Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Delaware;

(b)                                 Guarantor has duly executed and delivered this Guaranty. This Guaranty is a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with the terms of this Guaranty, subject to bankruptcy or other similar laws affecting creditors’ rights generally and general equitable principles;

(c)                                  Guarantor is not a party to, or otherwise bound by or subject to, any agreements or instrument, the observance of the terms and provisions of which would materially impair Guarantor’s ability to perform its obligations under, and to be bound by, this Guaranty.  Neither execution and delivery of this Guaranty nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, will to Guarantor’s knowledge contravene any provision of applicable law, statute, rule or regulation or any judgment, decree, franchise, order or permit applicable to Guarantor or will conflict or be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or, except as contemplated hereby, result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the property or assets of Guarantor pursuant to the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which Guarantor is a party or by which Guarantor or any of its property may be bound;

(d)                                 There is no action, suit, proceeding or investigation pending, or to the best of the knowledge of Guarantor, threatened, against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator of any kind or before any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which, in the opinion of Guarantor, is likely to result in any material adverse change in the property or assets, or in the condition (financial or otherwise) of Guarantor, or materially impair its ability to perform its obligations under this Guaranty; and

(e)                                  Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty and the making of the Note;

Section 1.4                                   Subordination.  This Guaranty is subordinate and subject in right of payment, priority and collection to any secured indebtedness of Guarantor.

ARTICLE 2
MISCELLANEOUS

Section 2.1                                   Actions Against Guarantor.  In the event of a default in the payment of all or any part of the Guaranteed Obligations when such Guaranteed Obligations become due and payable pursuant to the terms of the Promissory Note or the Agreement, as applicable, Guarantor shall, subject to the terms and provisions of Section 1.1 hereof, upon receipt of notice of demand, promptly pay the amount due thereon to Payee, in lawful money of the United States.

Section 2.2                                   Entire Agreement.  This Guaranty, together with the Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 2.3                                   Governing Law.  This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.  Guarantor hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and the courts of the United States of America located in the State of California for any litigation arising out of or relating to this Guaranty or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 2.7 shall be effective service of process for any litigation brought against it in any such court.  Guarantor hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Guaranty or any of the transactions contemplated hereby in the courts of the State of California or the courts of the United States of America located in Alameda County, the State of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  Guarantor hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Note or any of the transactions contemplated hereby.  Reasonable attorneys’ fees and out-of-pocket costs incurred by Payee in the event of the initiation by Payee of any suit under or in connection with this Note shall be paid by Guarantor if such action is successful; provided that, if such action is not successful, reasonable attorneys’ fees and out-of-pocket costs incurred by Guarantor in connection therewith shall be paid by Payee.

Section 2.4                                   Benefit.  This Guaranty is for the benefit of Payee.

Section 2.5                                   Reinstatement; No Release if Preference, Refund, Etc.  This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against Maker under the United States Bankruptcy Code, as at any time amended, for liquidation or reorganization, should Maker become insolvent or make an assignment for the benefit of creditors or a receiver or trustee be appointed for all or any significant part of Maker’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Payee whether as a “preferential transfer”, “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such reduction, repayment or restoration by Payee had not been made.  In the event any payment by Maker to Payee is determined to be a preferential payment, or if for any reason Payee is required to refund part or all of any payment or pay the amount thereof to any other party, such repayment by Payee to Maker or to such other party shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to Payee upon demand to the extent such amount constitutes a Guaranteed Obligation.

Section 2.6                                   Notices.

All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or one business day after having been dispatched by an internationally recognized overnight courier service to the appropriate person at the address specified below:

If to Payee:	The John Buckman and Jan Hanford Trust
2735 Fulton Street
Berkeley, California 94705-1031
Attention: John Buckman

with a copy to:	Higham, McConnell & Dunning LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
Attention: Curt C. Barwick
Telecopy No.: (949) 900-4403

If to Guarantor:	J. L. Halsey Corporation
103 Foulk Road, Suite 205-Q
Wilmington, Delaware 19803
Attention: David Burt
Telecopy No.: (978) 945-5992

with a copy to:	Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Michael D. Wortley
Telecopy No.: (214) 999-7732

with a copy to:	Admiral Management Company
790 Turnpike Street, Suite 202
North Andover, Massachusetts 01845
Attention: David Burt
Telecopy No.: (978) 945-5992

or to such other address or addresses as any such party may from time to time designate as to itself by like notice to the other party.

Section 2.7                                   Further Assurances.  Guarantor agrees, upon the written request of Payee, to execute and deliver to Payee from time to time any additional instruments or documents reasonably considered necessary by Payee or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

Section 2.8                                   Severability.  In the event that any one or more of the provisions contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and of the remaining provisions of this Guaranty shall not be in any way impaired.

Section 2.9                                   Permitted Assignment by Payee.  Payee may freely assign its rights and delegate its duties under this Guaranty to John Buckman, Jan Hanford or any entity affiliated with John Buckman and/or Jan Hanford, but no such assignment or delegation shall increase Guarantor’s obligations or diminish its rights hereunder.  In the event of any such assignment or delegation, Payee will give Guarantor prompt notice of such assignment or delegation and agrees to use its best efforts to give such notice at least 10 days prior to such assignment or delegation, but the consent of Guarantor shall not be required for any such assignment or delegation and failure to give such notice shall not affect the validity or enforceability of any such assignment or delegation or subject Payee to any liability.

Section 2.10                            Limitation of Liability.  Notwithstanding any provisions contained herein to the contrary, the maximum liability of Guarantor hereunder for the Guaranteed Obligations shall not exceed, in the case of payment with respect to the Note, the Note Amount plus applicable interest thereon in accordance with the terms of the Note and, in the case of payment with respect to the Agreement, the Cash Purchase Price (as defined in the Agreement) and any amounts payable by Maker pursuant to Article 11 of the Agreement.

[EXECUTION PAGE FOLLOWS.]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

J.L. HALSEY CORPORATION

By:	/s/ David R. Burt
Name:	David R. Burt
Title:	Chief Executive Officer

[SIGNATURE PAGE TO GUARANTY]